ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT is entered into as of this 7th day of October, 1997, by and between RAINBOW BROADCASTING LIMITED PARTNERSHIP, a Florida limited partnership ("Seller"), and UNITED TELEVISION, INC., a Delaware corporation ("Buyer").
        WHEREAS, Seller owns and operates Television Station WRBW(TV), Orlando, Florida, together with certain auxiliary facilities (collectively, the "Station"); and
        WHEREAS, Buyer desires to purchase from Seller all the Assets
(as hereinafter defined), and Seller desires to sell all the Assets to Buyer, all in accordance with and subject to the terms and conditions hereinafter set forth;
        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:
        1. Definitions and References. As used herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:
        "Accounts Receivable" means all accounts receivable with respect to the Station as of the end of the broadcast day immediately preceding the Closing Date.
        "Adjustment Closing" means the post-closing adjustment arrangements set forth in Section 14.
        "Appraisals" shall have the meaning set forth in Section 8.04. "Assets" shall have the meaning set forth in Section 2.01. "Assignment of Contracts and Leases" means that certain
Assignment of Contracts and Leases, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as
Exhibit A.
        "Assignment of FCC Licenses" means that certain Assignment of
FCC Licenses, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit B.
        "Assumption Agreement" means that certain Assumption Agreement dated the Closing Date and executed by Buyer and Seller, substantially in the form attached hereto as Exhibit D.
        "Bill of Sale" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit C.
        "Bohbot Receivable" means the account receivable payable to
Seller by Bohbot.
        "Cash Flow" shall mean, with respect to the applicable period, the Station's operating income plus the Station's program amortization and depreciation and other non-cash charges, minus its program payments and non-cash revenues.
        "Claims" shall have the meaning specified in Section 17.06. "Closing" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.
        "Closing Date " means the time and date on which the Closing takes place, as established by Section 11.01.
        "Communications Act" means the Communications Act of 1934, as amended.
        "Deed" means the general warranty deed of Seller, substantially in the form attached hereto as Exhibit E.
        "Determination Date" means the fifth anniversary of the Closing
Date.
        "Encumbrances" mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances, or charges.
        "Excluded Assets" shall have the meaning set forth in Section
2.02.
        "Excluded Receivables" mean, collectively, the Bohbot Receivable and all Accounts Receivable having an age of more than six (6) months.
        "Extra Amount" means the amount, if any, by which the Fair
Market Value of the Station on the Determination Date exceeds
$100,000,000.
        "Fair Market Value of the Station" shall have the meaning set forth in Section 8.04.
        "FCC" means the Federal Communications Commission.
        "FCC Applications" shall have the meaning set forth in Section
5.
        "FCC Licenses" shall have the meaning set forth in Section
2.01(c).
        "FCC Order" means an order or action or orders or actions of the FCC, or of the Chief, Mass Media Bureau, acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for the Station, as proposed in the FCC Applications, without conditions which are materially adverse to Buyer's operation of the
Station.
        "Final Order" means an FCC order or action as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.
        "General Partner" means Rainbow Broadcasting Co., Inc., a
Florida corporation, the sole general partner of Seller.
        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
        "Indemnified Party" shall have the meaning specified in Section
17.05.
        "Indemnifying Party" shall have the meaning specified in Section
17.05.
        "Intellectual Property" shall have the meaning set forth in
Section 2.01(d).
        "Interim Agreements" shall have the meaning set forth in Section
7.01(d).
        "Laws" means all applicable common law and any statute, law, code, ordinance, regulation, rule, resolution, order, determination, writ, injunction, award (including, without limitation, any award of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof
(including, without limitation, Laws relating to securities
registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).
        "Material Adverse Change" shall have the meaning set forth in
Section 9.07.
        "Net Trade Obligations" means, as of the Closing Date, the value of all broadcast time due the Station's trade clients under the Trade-
out Agreements less the value of all property and services due the
Station from such trade clients under the Trade-out Agreements.
        "Note" means that certain Promissory Note of Buyer, to be dated the Determination Date if the Fair Market Value of the Station on the Determination Date exceeds $100,000,000, in the principal amount of an amount equal to the Extra Amount, if any, up to a maximum of
$25,000,000, as contemplated by Section 8.04, substantially in the form of Exhibit F attached hereto.
        "Ordinary Course of Business" means, with respect to Seller, the ordinary course of business consistent with past practices of Seller in the operation of the Station.
        "Plans" shall have the meaning specified in Section 3.15(b). "Prime Rate" means the rate of interest published from time to time in The Wall Street Journal listing of "Money Rates," and shall be
the average rate if more than one is quoted.   If this index ceases to
be available, an alternate index of similar nature will be selected by Seller and Buyer.
        "Purchase Price" shall have the meaning specified in Section
2.03.
        "Purchased Receivables" shall mean all of the Accounts
Receivable except for the Excluded Receivables.
        "Real Property" means all realty, towers, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements owned, leased, occupied or used in the business and operations of the Station or Seller.
        "Station Contracts" shall have the meaning specified in Section
2.01(e).
        "Trade-out Agreements" means all contracts and agreements pursuant to which the Station has sold, traded or bartered commercial air time on the Station in consideration for any property or services in lieu of or in addition to cash, excluding, however, contracts or agreements under which commercial air time availability within a particular program is exchanged for the provision of such program.
        All references to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules to this Agreement.
        2. Sale and Purchase of Assets; Excluded Assets; Purchase Price; Payment of Purchase Price; Assumption of Liabilities.
        2.01 Asset Sale. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, upon the Closing, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Station and all real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, wheresoever situated or located, owned, leased, used or held for use by Seller in connection with the business and operations of the Station (the "Assets"); but excluding the Excluded Assets described in
Section 2.02. Subject to the provisions of Section 2.02, the Assets shall include all such assets existing on the date hereof and all such assets acquired between the date hereof and the Closing Date as permitted by this Agreement. The Assets shall include, without limitation, all of Seller's right, title and interest in, to and under the following:
                2.01(a) Real Property.  All the Real Property of
Seller including, without limitation, all land, leaseholds, leases, subleases, easements and other interests of every kind and description in real property, buildings, structures, fixtures, appurtenances (including appurtenant rights in and to all streets, roads and public places, open or proposed), towers and antennae, and other improvements thereon owned, leased or used by Seller in the business and operations of the Station, all of which are listed or described in Schedule
2.01(a).
                2.01(b) Tangible Personal Property. The furniture, fixtures, furnishings, machinery, computers, equipment (mobile or otherwise), inventory, supplies, antenna installations, towers, office materials and other tangible property of every kind and description maintained, owned, leased, used, held for use or otherwise held by Seller in connection with the business and operations of the Station, including, without limitation, those items described in Schedule
2.01(b).
                2.01(c) FCC Licenses. All licenses, permits and other authorizations issued by the FCC to Seller for the operation of the Station (the "FCC Licenses"), including without limitation those listed in Schedule 2.01(c), and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.
                2.01(d) Intellectual Property. All of the service marks, copyrights, franchises, software, licenses (other than the FCC Licenses), trademarks, trade names, jingles, slogans, logotypes and other similar intangible assets maintained, owned, used, held for use or otherwise held by Seller in connection with the business and operations of the Station (including any and all applications, registrations, extensions and renewals relating thereto) (the "Intellectual Property"), and all of the rights, benefits and privileges associated therewith including, without limitation, those set forth and described in Schedule 2.01(d) and the right to use the call letters for the Station.
                2.01(e) Station Contracts. Those program contracts, trade out agreements (pursuant to which the Station has sold, traded or bartered commercial air time on the Station in consideration for any property or services in lieu of or in addition to cash), leases, network affiliation contracts, and other agreements relating to the Station listed and described in Schedule 2.01(e) and those contracts, agreements and leases relating to the Station entered into after the date hereof which Buyer agrees in writing to assume (collectively, the "Station Contracts").
                2.01(f) Broadcast Time Sales Agreements. All contracts for the sale of advertising for cash relating to the Station entered into in the Ordinary Course of Business.
                2.01(g) Deposits. All deposits relating to Station Contracts, and all other deposits set forth on Schedule 2.01(g), subject to adjustment pursuant to Section 14.
                2.01(h) Motor Vehicles. The rights of Seller in all automotive equipment and motor vehicles, including, without limitation, those described in Schedule 2.01(h).
                2.01(i) Books and Records. All engineering, business and other books, papers, logs, files and records pertaining to the business and operation of the Station and Seller, including without limitation the Station's public inspection files.
                2.01(j) Third Party Claims. All rights and claims of Seller whether mature, contingent or otherwise, against third parties relating to the Assets or the Station, whether in tort, contract, or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors, if any.
                2.01(k) Goodwill. The business of the Station as a "going concern," customer relationships and reputation of Seller.
                2.01(l) Purchased Receivables.  The Purchased
Receivables.
        2.02 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Assets and retained by Seller, to the extent in existence at midnight (Eastern
Time) on the date immediately preceding the Closing Date, the following assets (collectively, the "Excluded Assets"):
                2.02(a) Cash. All cash and cash equivalents held by Seller, bank balances and rights in and to bank accounts of Seller and marketable and other securities of Seller;
                2.02(b) Excluded Receivables; Notes Receivable. The Excluded Receivables and all notes receivable of Seller;
                2.02(c) Insurance Contracts. All contracts of insurance and all insurance plans;
                2.02(d) Employee Benefit Plans. All Plans and the assets thereof;
                2.02(e) Tax Refunds. Any and all claims of Seller with respect to any tax refunds;
                2.02(f) Partnership Records. All of (a) Seller's partnership records relating to Seller's organization as a limited partnership, (b) duplicated copies of any books, records, accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Seller relating to Seller's operation or the business of the Station prior to the Closing, (c) all records prepared by or on behalf of Seller in connection with the sale of the Station, and (d) all records and documents relating to any Excluded Assets;
                2.02(g) Rights Under Agreement. All of Seller's rights under or pursuant to this Agreement or any other rights in favor of Seller pursuant to the other agreements contemplated hereby;
                2.02(h) Loan Agreements. Any financing or loan agreements;
                2.02(i) Other Excluded Assets. Those assets set forth and described on Schedule 2.02(i).
        2.03 Purchase Price. For and in consideration of the conveyances and assignments described herein and in addition to the assumption of liabilities as set forth in Section 2.05, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, a purchase price equal to Sixty Million Dollars ($60,000,000), as adjusted by the net amount of the adjustments provided in Section 14, plus an amount equal to seventy five percent (75%) of the face value of the Purchased Receivables (less agency, sales and agency commissions), as contemplated in Section 13 (the "Purchase Price"). The Purchase Price shall be payable as described in Section 2.04. The Purchase Price shall be allocated among the Assets in accordance with Section 12.

        2.04 Payment of Purchase Price. At the Closing, Buyer shall deliver the Purchase Price, as adjusted by the net amount of the adjustments provided in Section 14, to Seller by wire transfer of federal funds to an account which will be identified by Seller not less than three (3) days prior to the Closing Date.
        2.05 Assumption of Liabilities. At the Closing, Buyer shall assume only the following liabilities and obligations of Seller relating to the Station (the "Assumed Liabilities"): (a) the liabilities and obligations of Seller arising after the Closing Date under the leases and Station Contracts set forth and described in Schedules 2.01(a) and 2.01(e); (b) the liabilities and obligations of Seller arising after the Closing Date under any contracts for the sale of advertising for cash entered into by Seller in the Ordinary Course of Business; (c) the liabilities and obligations of Seller arising after the Closing Date under any Trade-out Agreements entered into by Seller in the Ordinary Course of Business; provided, however, that the value of all broadcast time due the Station's trade clients under such Trade-out Agreements shall not exceed Two Hundred Fifty Thousand
Dollars ($250,000), and provided further, that Buyer shall not be obligated to assume Net Trade Obligations under such Trade-out
Agreements that are in excess of twenty percent (20%) of the value of all property and services due the Station's trade clients under such Trade-out Agreements; (d) the liabilities and obligations of Seller arising after the Closing Date under any contracts or agreements (not required to be listed on the schedules hereto) which do not require payments of more than $5,000 each or $10,000 in the aggregate; and (e) the liabilities and obligations of Seller arising after the Closing
Date under any contracts, agreements and leases which are entered into after the date hereof (in compliance with Section 7 pursuant to Buyer's written consent) and which are identified in the certificate referred to in Section 11.02(c). Buyer shall not assume or be deemed to assume any debts, liabilities or obligations of Seller except as specified in this Section 2.05. All such assumptions pursuant to this
Section 2.05 shall be subject to Buyer's confirmation with creditors of existing unperformed obligations.
        3. Representations and Warranties by Seller. Seller represents and warrants to Buyer as follows:
        3.01 Organization and Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida. Neither the nature of the business conducted by Seller, nor the character of the properties owned, leased or otherwise held by Seller makes any such qualification necessary in any other state, country, territory or jurisdiction.
Seller has the full and unrestricted power and authority, limited partnership and otherwise, to own, lease and operate the Assets, to carry on its business as now conducted, and to enter into and perform the terms of this Agreement, the agreements, and instruments referred to herein, and the transactions contemplated hereby and thereby.
        3.02 Authorization. The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized by all necessary actions of Seller and the General Partner (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other agreement and instrument will constitute, a valid and binding agreement and obligation of Seller, enforceable in accordance with its respective terms. Except as specified in Section 3.05, the execution, delivery and performance by Seller of this Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.
        3.03 Litigation; Compliance with Law. There is no action, suit, investigation, claim, arbitration or litigation pending or, so far as Seller knows, threatened against or involving either Seller, the Assets, the Station or the Station's business and operations, at law or in equity, or before or by any court, arbitrator or governmental authority, and Seller is not operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority, except for those listed in Schedule 3.03.
So far as Seller knows, Seller has complied and is in compliance in all material respects with all Laws applicable to Seller, to the Assets, to the Station and to its business and operations. Seller has obtained all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities required in order to conduct the operations of the Station as presently conducted and to own, use and maintain the Assets, except as set forth on Schedule 3.03.
        3.04    Financial Statements and Condition; Liabilities.
        3.04(a) Seller has prepared and furnished to Buyer the unaudited balance sheets of the Station as of the dates specified on
Schedule 3.04, and the statements of income and changes in financial position for the periods specified on Schedule 3.04. All of the financial statements, including, without limitation, the notes thereto, referred to in this Section or furnished to Buyer after the date hereof pursuant to this Agreement: (i) are in accordance with the books and records of the Station; (ii) are true, correct and complete in all material respects and present fairly the financial position of the Station as of the respective dates and the results of operations and changes in cash flow for the respective periods indicated; and (iii) except as set forth in Schedule 3.04(a), have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. The accounts receivable of Seller shown on such balance sheets have been collected or are collectible in amounts not less than the amounts thereof carried on the books of Seller, except to the extent of the allowance for doubtful accounts shown on such balance sheets, and have been entered into in the ordinary course of business.
        3.04(b) Except as reflected in the balance sheets as of August 31, 1997, including the notes thereto, there exist no liabilities of the Station, contingent or absolute, matured or unmatured, known or unknown. Since August 31, 1997, (i) Seller has not made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise) relating to the Assets or the Station which is not in the Ordinary Course of Business;
(ii) there has not been any discharge or satisfaction of any obligation or liability owed to Seller with respect to the Station, which is not in the Ordinary Course of Business; or (iii) there has not occurred any loss or material injury to the Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any adverse material change in the Assets.
        3.05    Assets; Consents.
        3.05(a) Except for the Excluded Assets, the Assets to be acquired by Buyer at the Closing constitute all of the real, personal, and mixed assets, both tangible and intangible, that are used or held for use in the business and operations of the Station as presently conducted.
        3.05(b) Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to the Assets, free and clear of any Encumbrances, except for and subject only to those Encumbrances set forth in Schedule 3.05(b), which shall be removed prior to or contemporaneously with the Closing Date.
        3.05(c) On the Closing Date, Buyer shall acquire good and marketable title to, and all right, title and interest in, the Assets, free and clear of all Encumbrances.
        3.05(d) All of the Assets to be transferred hereunder are transferable by Seller by Seller's sole act and deed, and no consent on the part of any other person is necessary to validate the transfer to Buyer, except (i) the FCC Licenses described in Schedule 2.01(c) are not assignable without the consent of the FCC as provided by law,
(ii) the parties need to file notification pursuant to the HSR Act and obtain any necessary clearance as contemplated in Section 6, and (iii) certain of the leases and agreements described in Schedules 2.01(a) and 2.02(e), as specified in Schedule 3.05(d), may be assigned only with the consent of third parties.
        3.06    Real Property.
        3.06(a) Schedule 2.01(a) sets forth a list and description of all Real Property owned (if any), leased, occupied or used by Seller or the Station, which list specifies (i) the use made of such Real Property by Seller in the business and operations of the Station, and (ii) the owner of each parcel thereof.
        3.06(b) Schedule 2.01(a) lists all leases and subleases pursuant to which any of the Real Property is occupied or used by Seller (the Leases"). Except as disclosed in Schedule 2.01(a) or
Schedule 2.01(e), there are no leases, employment contracts, concession contracts or contracts for service or maintenance existing and relating to or connected with the occupancy or operation of the Real Property. Seller is the owner and holder of all the leasehold interests purported to be granted by the Leases. Each of the Leases is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold interest it purports to grant. Seller and, to the best of Seller's knowledge, each other respective party thereto, have complied with all of the material provisions of each of the Leases and are not in default thereunder in any material respect, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. There are no offsets or defenses by Seller, or to Seller's knowledge, any other party, under any of the Leases. There are no amendments or changes to any of the Leases which would affect the full use and enjoyment of the leasehold premises.
        3.06(c) All buildings, structures, and fixtures on the Real Property which are occupied or used by Seller are in a condition adequate for the purposes which they are being used. All Real
Property and such buildings, structures, and fixtures on the Real
Property conform, including usage by Seller, with all material contractual requirements and building, zoning, and other Laws pertaining to or affecting such Real Property. Except as set forth on
Schedule 3.06(c), the transmitting facilities of the Station and all other related buildings, fixtures, structures and appurtenances are located entirely within the Real Property and related easements.
        3.06(d) None of the Leases or, to the best of Seller's knowledge, the Real Property, is subject to any contract or, to Seller's knowledge, other restriction of any nature whatsoever
(recorded or unrecorded) preventing or limiting Seller's right to convey or to use it (except for any third party consents which may be required to assign the Leases to Buyer). Except as set forth in
Schedule 3.06(d), the assignment to Buyer of any Lease to which Seller is a party as tenant will not permit the landlord to accelerate the rent, cause the Lease terms to be renegotiated, or constitute a default under the Lease.
        3.06(e) To the best of Seller's knowledge, no portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and Seller has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.
        3.06(f) On the Closing Date, no assets used in the business and operations of the Station will be located on any real property not included in the Real Property described on Schedule 2.01(a) (except for the Excluded Assets).
        3.07 Condition of Tangible Assets. All tangible Assets are in good operating condition and repair for equipment of its age and usage, ordinary wear and tear excepted, and are suitable, adequate and fit for the uses for which they are intended or are being used; and the present use of such Assets do not violate in any material respect any applicable licenses or any other Laws.
        3.08 Intellectual Property. Schedule 2.01(d) contains a true and complete listing of all Intellectual Property owned or licensed by or registered in the name of Seller and used or held for use in the business and operations of the Station, other than the FCC Licenses, all of which are transferable to Buyer by the sole act and deed of Seller; and no consent on the part of any other person is necessary to validate the transfer to Buyer, except as set forth on Schedule
2.01(d). Seller pays no royalty to anyone under any of the foregoing and has the right to bring action for the infringement thereof.
Seller does not have any knowledge nor has Seller received any notice to the effect that any service rendered by Seller relating to the business of the Station may infringe on any trademark, service mark, trade name, copyright, patent, trade secret or legally protectable right of another.
        3.09    FCC Matters.
        3.09(a) Schedule 2.01(c) contains a true and complete list of the FCC Licenses for the conduct of the business and operations of the Station in the manner and to the full extent they are presently conducted. Seller is the authorized legal holder of the FCC Licenses and the FCC Licenses are valid and in full force and effect through the dates set forth on Schedule 2.01(c). The operations of the Station are in accordance with the FCC Licenses.
        3.09(b) Except as set forth in Schedule 3.09(b) and except for actions or proceedings affecting television stations generally,
(i) no application, action, complaint, petition, notice of violation, or proceeding is pending or, to Seller's knowledge, threatened before the FCC relating to the business or operations of the Station and (ii) to Seller's knowledge, no investigation is pending or threatened before the FCC relating to the business or operations of the Station. Except as set forth in Schedule 3.09(b), no application, action, complaint, petition, notice of violation, or proceeding is pending or, to Seller's knowledge, threatened, and to Seller's knowledge, there has been no act or omission of Seller or the General Partner or any of the General Partner's shareholders, officers, directors, agents or employees, which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC with respect to the FCC Licenses or which may affect Buyer's ability to continue to operate the Station as it is currently being operated.
        3.09(c) The Station, its transmitting and studio equipment are in and have been operated in compliance in all material respects with the rules, regulations and policies of the FCC. Seller has complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or any alteration of Seller's antenna structures, except as set forth in Schedule 3.09(b).
                3.09(d) Except as set forth in Schedule 3.09(b), Seller knows of no facts, conditions or events relating to Seller or the Station that might cause the FCC to deny consent to the assignment of the FCC Licenses as provided for in this Agreement.
        3.10 Reports and Records. All returns, reports and statements relating to the Station currently required to be filed by Seller with the FCC or any other governmental instrumentality have been filed and are true, correct and complete in all material respects. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and will be true, correct, and complete in all material respects. All documents required by the FCC's rules to be placed in the Station's public files have been placed and are being held in such files. All logs and business records of every type and nature relating to the business and operations of the Station, including but not limited to political and public record files, program, operating and maintenance logs, equipment performance measurements, policies or evidence of insurance, licenses, payroll, social security and withholding tax returns, operator agreements and other records pertaining to the business and operations of the Station are at the Station. The political and public record files, program, operating and maintenance logs, equipment performance measurements, licenses, and operator agreements have been maintained in all material respects in accordance with the rules of the FCC.
        3.11 Contracts. The contracts, agreements and leases set forth and described in Schedules 2.01(a) and 2.01(e) are all of the contracts, agreements and leases (both written and oral) relating to the Assets, to the Station or to the business and operations thereof, other than (i) contracts for the sale of advertising for cash entered into by Seller in the Ordinary Course of Business and (ii) contracts or agreements which do not require payments of more than $5,000 each or $10,000 in the aggregate. Seller has delivered or made available to Buyer at the Station true and complete copies or descriptions of all such contracts, agreements and leases (and all amendments and modifications thereto) prior to the execution of this Agreement. The unperformed obligations ascertainable from the terms on the face of such contracts, agreements and leases (and any amendments or modifications thereto) are the existing unperformed obligations thereunder. Each contract, agreement and lease listed on Schedule
2.01(a) and Schedule 2.01(e) is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto. Seller has complied with all of the provisions of such contracts, agreements, leases and commitments and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. So far as Seller knows, there has not been (i) any failure of any party to any such contract, agreement or lease to comply with all provisions thereof; (ii) any default by any party thereunder; (iii) any threatened cancellation thereof; (iv) any outstanding dispute thereunder; or (v) any basis for any claim of breach or default thereunder.
        3.12 Conflicts. Except as set forth in Schedule 3.12, the execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Seller, to the General Partner, to the Assets or to the Station, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Seller's articles of incorporation or bylaws, or any contract, agreement, lease, commitment, or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets or the Station is subject, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets.
        3.13 Related Parties. Neither Seller nor any partner, officer or director of Seller has any interest whatsoever in any corporation, firm, partnership or other business enterprise which has had any business transactions with Seller relating to the Assets or the Station, and no partner of Seller has entered into any transactions with Seller relating to the Assets or the Station, except for those set forth in Schedule 3.13.
        3.14 Taxes. Seller has filed all tax returns and forms required to be filed, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due pursuant to such returns or without returns or pursuant to any assessments received by Seller. Such returns and forms are true and correct in all material respects, and Seller is not required to pay any other taxes except as shown on such returns. Seller is not a party to any pending action or proceeding, and , so far as Seller knows, there is no action or proceeding threatened by any government or authority against Seller, for assessment or collection of taxes;
and no unresolved claim for assessment or collection of taxes has been asserted against Seller.
        3.15    Employee Benefit Plans.
        3.15(a) Except as described in Schedule 3.15, neither Seller nor any Affiliates (as defined below) have at any time established, sponsored, maintained, or made any contributions to, or been parties to any contract or other arrangement or been subject to any statute or rule requiring them to establish, maintain, sponsor, or make any contribution to (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA")); (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA); or (iii) any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement
("Other Plan"). Seller and the Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known, and whether due or to become due) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) or Other Plan that is not listed in Schedule 3.15. For purposes of this Section 3.14, the term "Affiliate" shall include all persons under common control with Seller within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code").
        3.15(b) Each plan or arrangement listed in Schedule 3.15
(and any related trust or insurance contract pursuant to which benefits under such plans or arrangements are funded or paid) (collectively, the "Plans") has been administered in all respects in full compliance with its terms and in both form and operation is in full compliance with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986 and regulations thereunder, and other applicable law. Each Plan listed in Schedule
3.15 has been determined by the Internal Revenue Service to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, and nothing has occurred or been omitted since the date of the last such determination that resulted or will result in the revocation of such determination. Seller and the Affiliates have made all required contributions or payments to or under each Plan listed in
Schedule 3.15 on a timely basis and have made adequate provision for reserves to meet contributions and payments under such Plans that have not been made because they are not yet due.

        3.16    Environmental Matters.
        3.16(a) For purposes of this section, "Hazardous Materials"
means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials,"
or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and
Liability Act of 1980 ("CERCLA"), as amended by the Superfund
Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. 9601
et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. 2601 et
seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et
seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.
9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq.;
the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the Clean Air
Act ("CAA"), 42 U.S.C. 7401 et seq.; or other Laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding Laws or other similar Laws now or hereafter in effect relating to the protection of human health and the environment (collectively
"Environmental Laws").  "Hazardous Materials" includes but is not limited to polychlorinated biphenyls (PCBs), asbestos and lead-based paints.
        3.16(b) Seller's Environmental Representations and
Warranties. Seller hereby represents and warrants that, except as set forth on Schedule 3.16(b):
        (i) There are no pending or threatened actions, suits, claims, legal proceedings or any other proceedings based on Hazardous
Materials or the Environmental Laws at the Real Property, or any part thereof, or otherwise arising from Seller's activities at the Real Property involving Hazardous Materials;
        (ii)    To the best of Seller's knowledge, there are no
conditions, facilities, procedures or any other facts or circumstances which could give rise to claims, expenses, losses, liabilities, or governmental action against Buyer in connection with any Hazardous Materials present at or disposed of from the Real Property, including without limitation the following conditions arising out of, resulting from, or attributable to, the assets, business, or operations of
Seller at the Real Property:  (A) the presence of any Hazardous
Materials on the Real Property or the release or threatened release of any Hazardous Materials into the environment from the Real Property;
(B) the off-site disposal of Hazardous Materials originating on or from the Real Property or the business or operations of Seller; (C)
the release or threatened release of any Hazardous Materials into any storm drain, sewer, septic system or publicly owned treatment works;
(D) any noncompliance with federal, state or local requirements governing occupational safety and health, or presence or release in the air and water supply systems of the Real Property of any substances that pose a hazard to human health or an impediment to working conditions; or (E) any facility operations, procedures or designs, which do not conform to the statutory or regulatory requirements of any Environmental Laws.
        (iii) To the best of Seller's knowledge, neither polychlorinated biphenyls nor asbestos-containing materials are present on or in the
Real Property.
        (iv)    To the best of Seller's knowledge, the property contains
no underground storage tanks, or underground piping associated with tanks, used currently or in the past for the management of Hazardous
Materials.
        3.17 Labor Relations. There are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between Seller and any of its employees or agents or any union or collective bargaining unit.
Seller has complied and is in compliance in all material respects with all Laws relating to the employment of labor, including without limitation provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Except as set forth in Schedule 3.17 hereto, there are no collective bargaining agreements or employment agreements between Seller and any of its employees.  The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Schedule 3.17 hereto, no employee of Seller has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement.  Seller has previously delivered to Buyer an accurate and complete list, dated as of the date of this Agreement, of all employees of Seller and the rate of compensation (including salary, bonuses and commissions) of each such employee.
        3.18 Insurance. Schedule 3.18 contains a list and brief description of all policies of title, property, fire, casualty, liability, life, workmen's compensation, and other forms of insurance of any kind relating to the Assets or the business and operations of the Station and owned or held by Seller.  All such policies are in full force and effect.
        3.19 Disclosure. All facts of material importance to the Assets, to the Station and to the business of Seller have been fully and truthfully disclosed to Buyer in this Agreement.  No
representation or warranty by Seller and no document, statement, certificate, schedule or exhibit to be furnished or delivered to Buyer pursuant to or in connection with this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.
        4.      Representations and Warranties by Buyer.  Buyer
represents, warrants and covenants to Seller as follows:
        4.01 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and by the Closing Date will be duly qualified to do business as a foreign corporation in the State of Florida. Buyer has the full and unrestricted power and authority, corporate and otherwise, to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein, and the transactions contemplated hereby and thereby.
        4.02 Authorization. The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect).
This Agreement constitutes, and upon execution and delivery each other agreement and instrument will constitute, a valid and binding agreement and obligation of Buyer, enforceable in accordance with its respective terms. Except for the consent of the FCC to the assignment to Buyer of the FCC Licenses described in Schedule 2.01(c), the execution, delivery and performance by Buyer of this Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.
        4.03    Litigation; Compliance with Law.  There is no action,
suit, investigation, claim, arbitration or litigation pending or, so far as Buyer knows, threatened against or involving either Buyer or its properties which would have an adverse effect on the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or governmental authority, and Buyer is not operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority. So far as Buyer knows, Buyer has complied and is in compliance in all material respects with all
Laws applicable to Buyer and to its business and operations.
        4.04 Conflicts. The execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Buyer or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Buyer's articles of incorporation or bylaws, or any material contract, agreement, lease, commitment, or understanding to which
Buyer is a party or by which Buyer is bound.
        4.05 Qualification as Broadcast Licensee. Buyer knows of no fact that would, under the Communications Act or the rules, regulations and policies of the FCC, disqualify Buyer from becoming the licensee of the Station.  There are no proceedings, complaints, notices of forfeiture, claims, investigations pending or, to the knowledge of Buyer, threatened against any of the broadcast stations licensed to Buyer or its affiliates that would materially impair the qualifications of Buyer to become a licensee of the Station or materially delay the FCC's proceeding of the Applications. Buyer is financially qualified to meet all terms, conditions and undertakings contemplated by this Agreement.
        4.06 Disclosure. All facts known to Buyer of material importance to Buyer and its business have been fully and truthfully disclosed to Seller in this Agreement. No representation or warranty by Buyer and no document, certificate, Schedule or Exhibit to be furnished or delivered to Seller pursuant to or in connection with this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.
        5. Application for FCC Consent. As promptly as practicable and no later than fifteen (15) days following the execution of this Agreement, Seller and Buyer shall take all steps reasonably necessary to file and shall participate in the filing of applications with the
FCC requesting its written consent to the assignment of the FCC
Licenses for the Station (and any extensions and renewals thereof)
from Seller to Buyer (the "FCC Applications"). Seller and Buyer will diligently take, or fully cooperate in the taking of, all necessary, desirable and proper steps, provide any additional information reasonably requested, and otherwise use their best efforts in order to obtain promptly the requested consent and approval of the FCC
Applications; provided that neither of the parties hereto shall have any obligation to take any unreasonable steps to satisfy complainants, if any, or to participate in any evidentiary hearing (other than a hearing at which only oral argument is to be presented).
        6. Hart-Scott-Rodino. Prior to the Closing, Seller and Buyer shall complete any filing that may be required pursuant to the HSR Act or shall mutually agree that no such filing is required.  Seller and
Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of the
HSR Act.
        7. Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:
        7.01 Negative Covenants. Pending and prior to the Closing, Seller will not, without the prior written approval of Buyer, do or agree to do any of the following:
        7.01(a) Dispositions; Mergers.  Sell, assign, lease or
otherwise transfer or dispose of any of the Assets or merge or consolidate with or into any other entity or enter into any agreements relating thereto; provided, however, Seller may sell, assign, lease or otherwise transfer or dispose of any asset described in Schedule
2.01(b) if such asset is expended in the Ordinary Course of Business, and consistent with customary practices in the television broadcast industry, and property or equipment of like kind and equivalent value is substituted therefor.
        7.01(b) Trade-Outs.  Enter into any Trade-out Agreements,
except those which are in the Ordinary Course of Business; provided, however, that as of the Closing Date, the value of all broadcast time due the Station's trade clients under the Trade-out Agreements shall not exceed Two Hundred Fifty Thousand Dollars ($250,000), and provided further, that Buyer shall not be obligated to assume Net Trade
Obligations that are in excess of twenty percent (20%) of the value of all property and services due the Station's trade clients under such Trade-out Agreements.
        7.01(c) Broadcast Time Agreements.  Enter into any broadcast time sales agreement, contract, commitment or understanding except those that are in the Ordinary Course of Business.
        7.01(d) Interim Agreements.  Materially modify or amend any of the agreements listed in Schedule 3.05(d) which are marked by an asterisk or enter into any other agreements, contracts, leases, commitments, understandings, or licenses (collectively, "Interim Agreements") or incur any obligation or liability (contingent or absolute); provided, however, that Seller may enter into such Interim Agreements in the Ordinary Course of Business so long as such Interim Agreements do not (i) involve the acquisition of any real property or
(ii) require the payment to or by, or performance by Seller in an amount in excess of Fifty Thousand Dollars ($50,000) of cash or services over the remaining term thereof for each such Interim
Agreement, or in the aggregate under all such Interim Agreements in an amount in excess of One Hundred Thousand Dollars ($100,000).
        7.01(e) Breaches; Employment Contracts.  Do or omit to do
any act (or permit such action or omission) which will cause a material breach of any contract, understanding, commitment,
obligation, lease, license or other agreement to which Seller is a party or by which Seller is bound; or enter into or become subject to any employment, labor or union contract to which Buyer would be bound or subject after the Closing Date; or enter into or become subject to any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee which following the Closing would become a liability of Buyer.
        7.01(f) Actions Affecting Licenses or Contracts.  Take any
action which may jeopardize the validity or enforceability of or rights under the FCC Licenses or any other material lease or contract.
        7.01(g) Acceleration of Accounts Receivable. Engage in any extraordinary efforts with respect to the collection of the Station's accounts receivable (including, without limitation, offering discounts or abatements to account debtors) or otherwise accelerate the collection of the accounts receivable.
        7.02 Affirmative Covenants. Pending and prior to the Closing Date, Seller will:
        7.02(a) Preserve Existence.  Preserve its limited
partnership existence and business organization intact, maintain its existing franchises and licenses, use commercially reasonable efforts to preserve for Buyer its relationships with suppliers, customers, employees and others having business relations with Seller, and keep all Assets in their present condition, ordinary wear and tear excepted.  Without limiting the foregoing, Seller will make
commercially reasonable efforts to develop the Station's growth potential, and in any case each of certain of the Station's actual budget categories as set forth in Schedule 7.02(a) shall increase by at least five percent (5%) over the prior year. Without limiting the foregoing, in the reasonable judgment of Buyer, Seller will maintain the quality and quantity of its programming for the Station at a level not less than it currently broadcasts.
        7.02(b) Normal Operations.  Subject to the terms and
conditions of this Agreement (including, without limitation, Section
7.01), (i) carry
on the business and activities of the Station, including without limitation, the sale of advertising time, entering into trade or barter arrangements, entering into other agreements, leases, commitments or understandings, or purchasing and scheduling of programming, in the Ordinary Course of Business; (ii) pay or otherwise satisfy all obligations (cash and barter) of the Station in the
Ordinary Course of Business; (iii) maintain all of its properties in customary repair, order and condition; and (iv) maintain its books of account, records, and files in substantially the same manner as heretofore.
        7.02(c) Maintain FCC Licenses; Contracts.  Maintain the
validity of the FCC Licenses and comply in all material respects with all rules and regulations of the FCC, and maintain in full force and effect those contracts in the schedules marked with a double asterisk..
        7.02(d) Taxes.  Pay all tax liabilities and obligations, as and when they become due and payable.
        7.02(e) Partnership Action. Take all partnership action (including, without limitation, all action required by the General
Partner) under the law of any state having jurisdiction over Seller or the General Partner necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.
        7.02(f) Access; Audits.  Upon prior notice, give to Buyer
and Buyer's authorized representatives access to Seller's properties, books, records, contracts, commitments, facilities, premises, and equipment and to Seller's officers and employees, including access to enable Buyer and its authorized representatives to perform prior to the Closing, at Buyer's sole expense, an audit of Seller's financial statements, with the scope of such audit to be identified by Buyer in its sole discretion.  In addition, in the event that Seller, with
Buyer's consent as required by Section 7.01(d), acquires any Real
Property prior to the Closing Date, Seller shall give to Buyer and
Buyer's authorized representatives access upon reasonable notice during normal business hours to perform an appropriate environmental audit of such Real Property.  Seller shall cooperate with Buyer and its authorized representatives in connection with the performance of such audits.
        7.02(g) Other Information. Provide to Buyer all such other information and copies of documents concerning Seller, the operation of the Station and the Assets and Seller's customers and suppliers as
Buyer reasonably may request.
        7.02(h) Insurance.  Maintain in full force and effect all of its existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.
        7.02(i) Violations.  Upon receiving notice or otherwise
becoming aware of any violation relating to the FCC Licenses, any material violation by the Seller or the Station of any rules and regulations of the FCC, or any material violations under any other applicable Laws, promptly notify Buyer and, at Seller's expense, cure all such violations prior to the Closing Date; provided, however, that Seller shall not be required to pay any penalties or fees relating to such violations so long as Seller is contesting any such penalties or fees in good faith.
        7.02(j) Financial Statements.  Provide Buyer with (i)
unaudited monthly balance sheets and statements of revenues and expenses reflecting the results of business and operations of the
Station and of Seller for September 30, 1997 and for each month thereafter, within thirty (30) days of the end of each such month and
(ii) with unaudited statements of assets and liabilities and statements of revenues and expenses reflecting the results of the business and operations of the Station for the preceding twelve (12) months, within forty-five (45) days of the end of the fiscal year.
All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section
3.04.
        7.02(k) Interruption in Broadcast Operations.  Promptly
notify Buyer in writing if any Station ceases to broadcast at its authorized power for more than forty-eight (48) consecutive hours.
        7.02(l) Consents.  Obtain third party consents to assign to
Buyer those agreements on Schedule 3.05(d) which are marked with an asterisk and use its best efforts to obtain third party consents for assignment of all other agreements listed on Schedule 3.05(d).
        7.02(m) Vacation Time.  Use its best efforts to have
Seller's employees use their vacation time prior to the Closing Date.
        7.03 Confidentiality. Seller will maintain strict confidentiality with respect to all documents and information furnished to Seller by or on behalf of Buyer, except as Seller reasonably believes may be required by law and/or the rules and regulations of the FCC or other applicable laws. In the event this Agreement is terminated, Seller will return to Buyer all documents, drafts, work papers, and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder which it has in its possession or in the possession of Seller's agents, whether obtained before or after the execution of this Agreement.
        7.04 Employees. For a period commencing upon the execution of this Agreement and ending twelve (12) months following the Closing
Date, Seller and its affiliates will not offer employment elsewhere than at the Station to any employee of Seller currently employed at the Station without the prior written approval of Buyer.
        7.05 Digital Channel. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall take or cause to be taken such actions and do or cause to be done all things that may be necessary under FCC regulations or otherwise reasonably required in order to preserve its rights to the digital channel allocated to
Seller by the FCC and to comply with all rules and regulations of the
FCC relating to such digital channel.
        8. Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:
        8.01 Confidentiality. Buyer will maintain strict confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Seller, except as Buyer reasonably believes may be required by law and/or the rules and regulations of the FCC or other applicable laws. In the event this Agreement is terminated, Buyer will return to Seller all copies in its possession of documents, drafts, work papers, and other material prepared or furnished by Seller relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement and the agreements and instruments called for hereunder.
        8.02 Corporate Action. Prior to the Closing, Buyer shall take all corporate action under the law of the jurisdiction of its incorporation necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.
        8.03    Buyer's Cooperation.  Buyer agrees to cooperate with
Seller and provide whatever information is reasonably necessary to third parties, as applicable, in order to effectuate the consent to assignment of the agreements listed on Schedule 3.05(d) which are marked with an asterisk, and any other consents Seller has contracted to obtain.
        8.04 Supplemental Payment. Buyer agrees that as soon as practicable following the Determination Date, if Buyer is the licensee of the Station and if the Fair Market Value of the Station exceeds $100,000,000, Buyer shall deliver to Seller cash or, at Buyer's option, the Note in an amount equal to the Extra Amount, up to a maximum of $25,000,000, except as described in Appendix A.  For purposes of this Section 8.04, "Fair Market Value of the Station"
shall mean the fair market value of the Assets as determined by taking an average of separate appraisals performed by two bona fide appraisers, one selected by Buyer and one selected by Seller
(collectively, the "Appraisals"); provided that, if the Appraisals differ by more than ten percent (10%), such appraisers shall jointly designate a third bona fide appraiser, and Fair Market Value of the
Station shall be whichever of the Appraisals is closest to the appraisal determined by the third appraiser.  In performing the
Appraisals, such appraisers shall take into consideration the additional expenditures that will be required to complete the conversion at the Station to permit or provide for digital
broadcasting.  Fair Market Value of the Station shall be determined as soon as practicable after the Determination Date.
        9. Conditions Precedent to Buyer's Obligation to Close. The obligations of Buyer to purchase the Assets and to proceed with the
Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:
        9.01 Representations and Covenants. The representations and warranties of Seller made herein or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing Date.
        9.02 Consents. Seller shall have obtained prior to the Closing Date all consents necessary to effect valid assignments to Buyer of those contracts on Schedule 3.05(d) which are marked with an asterisk and all other consents necessary to consummate the transactions contemplated hereby (except for the FCC Order which shall be governed by Section 9.04).
        9.03 Delivery of Documents. Seller shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 11.02.
        9.04    FCC Order.  The FCC Order shall have become a Final Order.
        9.05 Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or (to Buyer's and Seller's knowledge) threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement (but not including an action or proceeding instituted or threatened by Buyer).
        9.06 Hart-Scott-Rodino. All applicable waiting periods under the HSR Act shall have expired.
        9.07 Absence of Material Change. There shall have been no Material Adverse Changes since the date of this Agreement in the business, operations, condition (financial or otherwise), properties, assets or liabilities of Seller, of the Station or of the Assets (regardless of whether or not such events or changes are consistent with the representations and warranties given herein by Seller).  As used herein "Material Adverse Change" shall mean an event or change that either (i) individually or in the aggregate results or would result in a significant impairment in the ability of Buyer to continue the business and operations of the Station as presently conducted, or
(ii) individually or in the aggregate involves or would reasonably be expected to involve adverse impact to the Station or Seller that in the aggregate exceeds Two Hundred Thousand Dollars ($200,000). Notwithstanding the foregoing, this closing condition shall apply only if the Closing is consummated on or after the second anniversary of the date hereof, and such condition shall not apply if the Closing is consummated prior to the second anniversary of the date hereof.
        10. Conditions Precedent to Seller's Obligation to Close. The obligation of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:
        10.01 Representations and Covenants. The representations and warranties of Buyer made in this Agreement or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing
Date; and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.
        10.02 Delivery of Documents. Buyer shall have delivered to Seller the Purchase Price and all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to
Section 11.03.
        10.03 FCC Order. The FCC Order shall have become a Final Order with respect to the Station.
        10.04 Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or (to Buyer's and Seller's knowledge) threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit, or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller.
        10.05 Hart-Scott-Rodino. All applicable waiting periods under the HSR Act shall have expired.
        11.     The Closing.
        11.01 Closing. Unless otherwise agreed by the parties hereto, the Closing hereunder shall be held on a date specified by Buyer within ten (10) days following the date that the FCC Order becomes a
Final Order and all other conditions to Closing have been satisfied; provided, however, Buyer shall have the right to extend the Closing
Date for an additional period of 50 days following such ten day period in order to perform an audit of Seller's financial statements as contemplated by Section 7.02(f). The Closing shall be held at 10:00
A.M. local time at the offices of Hogan & Hartson in Washington, D.C.
or at such other time and place as the parties may agree.
        11.02   Delivery by Seller.  At or before the Closing, Seller
shall deliver to Buyer:
        11.02(a)        Agreements and Instruments.  The following bills of
sale, statements, assignments and other instruments of transfer, dated as of the Closing Date, in form sufficient to transfer and convey to Buyer title (of the quality provided for in this Agreement) to the Assets and reasonably satisfactory to counsel to Buyer:
        (i)             Assignment of Contracts and Leases;
        (ii)            Bill of Sale;
        (iii)   Assignment of FCC Licenses;
        (iv)    Assumption Agreement;
        (v) Such other instruments or documents as Buyer may reasonably request.

        11.02(b)        Consents.  Copies of all consents necessary to
effect valid assignments to Buyer of all of the agreements listed on
Schedule 3.05(d) which are marked with an asterisk and any other consents Seller has been able to obtain.
        11.02(c)        Certificate Concerning Interim Agreements.  A
certificate of Seller certifying that all broadcast time sales agreements made, all trade-out agreements entered into, and all other contracts, agreements and leases entered into by Seller between the date hereof and the Closing Date were entered into in accordance with
Section 7.01.
        11.02(d)        Lien Releases.  Duly executed originals of all
termination statements, mortgage satisfactions and other lien releases necessary to release all Encumbrances from the Assets. (except for the Permitted Encumbrances).
        11.02(e)        Resolutions.  Copies of the resolutions and/or
certificates of Seller and the General Partner, certified by the
Secretary or the Assistant Secretary of the General Partner as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments.
        11.02(f)        Officers' Certificate.  A certificate of Seller
signed by the President of the General Partner certifying that the representations and warranties of Seller made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing Date.
        11.02(g)        Opinion of Counsel.  An opinion of counsel for
Seller, dated the Closing Date and addressed to Buyer, substantially in the form attached hereto as Exhibit G.
        11.02(h)        Seller's IRS Form 8594.  Internal Revenue Service
Form 8594 completed by Seller in connection with the acquisition of the Assets by Buyer.
        11.02(i)        Updated Schedules.  A copy of all of the Schedules
hereto, revised and updated as of the Closing Date.
        11.03 Delivery by Buyer. At or before the Closing, Buyer shall deliver to Seller:
        11.03(a)        Payments.  The Purchase Price in the amount and
manner set forth in Sections 2.03 and 2.04.
        11.03(b)        Assumption Agreement.  The Assumption Agreement.
        11.03(c)        Corporate Resolutions.  Copies of the resolutions of
the directors of Buyer, certified by the Secretary or Assistant
Secretary of Buyer as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated by this Agreement and by such agreements and instruments.
        11.03(d)        Officers' Certificate.  A certificate of Buyer
signed by the President of Buyer certifying that the representations and warranties of Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that
Buyer has performed and complied with all covenants and agreements required to be performed or complied with by Buyer prior to the
Closing Date.
        11.03(e)        Opinion.  An opinion of counsel for Buyer, dated the
Closing Date and addressed to Seller, substantially in the form attached hereto as Exhibit H.
        11.03(f)        Buyer's IRS Form 8594.  Internal Revenue Service
Form 8594 completed by Buyer in connection with the acquisition of the Assets by Buyer.
        12. Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the classes of Assets for the
Station as set forth in an appraisal of the Assets to be performed by
Bond & Pecaro (at Buyer's sole expense), which appraisal shall be reasonably acceptable to Buyer and Seller.
        13. Accounts Receivable. At the Closing, Buyer shall purchase from Seller the Purchased Receivables for a purchase price equal to seventy five percent (75%) of the face value of the Purchased
Receivables (less, agency, sales and representative commissions), as provided for in Section 2.03. On the Closing Date, Seller shall deliver to Buyer a complete statement of each Purchased Receivable, showing the name of the account debtor and the amount and age thereof.
In the event that Buyer's collections with respect to the Purchased Receivables exceed seventy five percent (75%) of the Purchased
Receivables, less agency, sales and representative commissions (the "Threshold Amount"), Buyer shall be obligated to remit to Seller every thirty (30) days thereafter seventy percent (70%) of any collections that are in excess of the Threshold Amount with respect to the
Purchased Receivables, less agency, sales and representative commissions.  Nothing herein contained shall obligate Buyer to bring suit or take any other legal action for the collection of any
Purchased Receivable, or to employ a collection agency in connection therewith.
        14.     Adjustments.
        14(a)   Adjustments.  The Purchase Price shall be subject to
adjustment on account of expenses of the Station that apply to periods both before and after the Closing Date.  All income and expenses arising from the business and operations of the Station shall be prorated or allocated in cash between Buyer and Seller as of the end of the broadcast day immediately preceding the Closing Date at the Adjustment Closing. Such income and expenses shall include, without limitation, all assessments, taxes and other similar charges, general and special, ordinary and extraordinary, whether the same are then due or are payable thereafter (in installments or otherwise), or which have been confirmed by any public authority at the Closing Date; and
all business and license fees, wages and salaries paid to employees, prepaid expenses, deposits set forth on Schedule 2.01(g), taxes and utility expenses arising from the business and operations of the
Assets, lease rental agreements, insurance, rents payable or receivable, and all other items normally prorated in the sale of the assets of a business and of a television broadcast station in particular. In addition, Buyer shall receive credit at the Adjustment Closing for the amount equal to the amount of any and all liabilities for advertising time to be provided after the Closing Date for which payment has been, is or will be made to Seller.
        14(b)   Special Adjustments.  Notwithstanding the foregoing, (i)
other than any adjustment necessary to prorate between Buyer and
Seller any monthly license fees due and payable in the month during which the Closing takes place under any programming agreements assumed by Buyer, there shall be no adjustment between the parties with respect to the amortization schedule relating to Seller's rights to broadcast motion pictures, feature films and syndicated programs, (ii)
there shall be an adjustment and (A) Seller and Buyer shall be liable equally for any sick leave or vacation pay accrued as of the Closing
Date with respect to any employees of Seller retained as employees of
Buyer after the Closing Date and (B) Seller shall be liable for any sick leave or vacation pay accrued as of the Closing Date with respect to any employees of Seller that Buyer does not hire as employees of
Buyer after the Closing Date, and (iii) there shall be an adjustment and Seller shall pay Buyer an amount equal to one-half of the amount necessary to buy out as of the Closing Date all capital leases relating to the Station to which Seller is a party, which are identified on Schedule 14(b) hereto.
        14(c)   Schedule of Adjustments.  On the Closing Date, Seller
shall deliver to Buyer an estimated schedule of adjustments (the
"Estimated Schedule of Adjustments").  To the extent that Buyer and
Seller agree on the Estimated Schedule of Adjustments, any payment required thereunder by Buyer or Seller, as the case may be, shall be made on the Closing Date.  Within thirty (30) days following the
Closing Date, Buyer shall deliver to Seller its schedule of
adjustments (the "Buyer Adjustments") that shall set forth the adjustments it claims under Section 14, taking into effect any payment made pursuant to the Estimated Schedule of Adjustments.  Seller shall have thirty (30) days following receipt of the Buyer Adjustments to notify Buyer either that it accepts or rejects the Buyer Adjustments.
If Seller provides notice of objection to the Buyer Adjustments, the parties shall endeavor for a period of sixty (60) days to resolve such dispute in a mutually satisfactory manner. If Buyer and Seller are unable to reach agreement within such sixty (60)-day period, Buyer and Seller shall request a mutually acceptable nationally recognized independent public accounting firm to resolve the dispute and determine the final schedule of adjustments (the "Final Schedule of Adjustments"). Such accounting firm shall, within thirty (30) days of such submission, deliver to Seller and Buyer a written report resolving the disputed matters, and its determination shall be final, conclusive and binding upon Buyer and Seller. Any payment required under the Final Schedule of Adjustments shall be made by interbank wire transfer in immediately available funds to the bank account designated by Buyer or Seller, as the case may be, within 3 days of the final determination of the Final Schedule of Adjustments.  The parties shall cooperate with each other and such public accounting firm in order to facilitate the determination of the Final Schedule of Adjustments.
        15. Possession and Control. Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Station, and such operation, including complete control and supervision of all programs, shall be the sole responsibility of Seller.
        16. Risk of Loss. The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon
Seller.  In the event of such loss or damage prior to the Closing
Date, Seller shall promptly restore, replace or repair the damaged
Assets to their previous condition at Seller's sole cost and expense.
In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option, either
(a) proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage
(provided, however, if such proceeds do not equal the loss, Seller shall pay the deficiency to Buyer), or (b) defer the Closing Date until such restorations, replacements or repairs are made (provided that no such deferral shall affect the rights of the parties hereto to terminate this Agreement pursuant to the provisions of Section 18).
        17.     Survival; Indemnification.
        17.01 Survival of Seller's Representations. Except as otherwise specified, the representations and warranties made by Seller in this Agreement or pursuant hereto shall survive the Closing Date for a period of one (1) year, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer. Notwithstanding the foregoing, Seller's representations and warranties set forth in Sections 3.14 and 3.15 shall survive until the expiration of the applicable statue of limitations, and Seller's representations and warranties for matters relating to title to the Assets shall continue in full force and effect in perpetuity.
        17.02 Indemnification by Seller. Subject to the conditions and provisions of Section 17.05, Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages,
liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from (a) any liability, obligation, or claim (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to Section 2.05, arising out of, or relating to or resulting from the Assets or the business and operations of the Station during the period prior to the Closing Date; (b) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement; or (c) any noncompliance by Seller with any covenants, agreements or undertakings of Seller contained in or made pursuant to this Agreement.  Notwithstanding the foregoing,
Seller shall have no obligation to indemnify Buyer unless and until the aggregate amount of actual damages exceeds Fifty Thousand Dollars ($50,000), at which time indemnification for the full amount of all damages (including the first Fifty Thousand Dollars ($50,000) shall be due.  In the event of any indemnification of Buyer pursuant to this
Section 17.02, Buyer shall be entitled, in addition to its rights and remedies pursuant to this Agreement, or otherwise at law or in equity, to deduct the amount of such indemnification from any payment otherwise due or made to Buyer pursuant to Appendix A hereto.
        17.03 Survival of Buyer's Representations. The representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing Date for a period of one (1) year, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of Seller.
        17.04 Indemnification by Buyer. Subject to the conditions and provisions of Section 17.05, Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (a) any liability, obligation, or claims (whether absolute, accrued, contingent or otherwise and whether contractual, tax or any other type of liability or obligation or claim) expressly assumed by Buyer hereunder; (b) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement; or (c) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement.
        17.05 Conditions of Indemnification. The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 17, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, "Claims"), shall be subject to the following terms and conditions:
        17.05(a)        The party seeking indemnification (the "Indemnified
Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim promptly after the Indemnified Party receives notice thereof.
        17.05(b)        The Indemnifying Party shall have the right to
undertake, by counsel or other representatives of its own choosing, the defense of such claim.
        17.05(c)        In the event that the Indemnifying Party shall elect
not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the
Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof).
        17.05(d)        Anything in this Section 17.05 to the contrary
notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified
Party shall have the right, at its own cost and expense, to
participate in the defense, compromise or settlement of the Claim;
(ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim; and (iii) in the event that the Indemnifying Party undertakes defense of any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other
representatives shall cooperate with respect to such Claim.
        17.05(e)        Any representation or warranty that is the subject
of a Claim which is asserted in a reasonably detailed writing prior to the expiration of the applicable period set forth in Section 17.01 or
Section 17.03, as the case may be, shall survive with respect to such
Claim until the final resolution thereof.
        18.     Termination.
        18.01   Termination.  This Agreement may be terminated prior to
the Closing by:
        18.01(a)        the mutual consent of Seller and Buyer;
        18.01(b)        Buyer, by written notice of termination delivered to
Seller, if (i) the Closing has not occurred before the fifth (5th) anniversary of the date of this Agreement; (ii) the FCC designates the
FCC Applications for an evidentiary hearing; (iii) the FCC issues an adverse order refusing to issue the FCC Order; or (iv) the FCC issues any order in connection the FCC Applications with conditions that are materially adverse to Buyer's operation of the Station (except any such conditions expressly accepted by Buyer in writing); provided, that written notice of termination is given prior to the date on which the FCC Order shall have become a Final Order; and provided, further, that Buyer shall not be in material default or material breach under this Agreement.
        18.02 Effect of Termination. In the event this Agreement is terminated as provided in Section 18.01, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder;
provided, however, that the obligations of Buyer and Seller set forth in Sections 7.03, 8.01, 20.03, and Appendix B, if applicable, shall survive such termination.
        19.     Remedies.
        19.01   Default by Buyer.  If Buyer shall default in the
performance of its obligations under this Agreement in any material respect or if, as a result of Buyer's action or failure to act, the conditions precedent to Seller's obligation to close specified in
Section 10 are not satisfied, and for such reason or reasons this
Agreement is not consummated, and provided that Seller shall not then be in default in the performance of Seller's obligations hereunder,
Seller shall be entitled, by written notice to Buyer, to terminate this Agreement and to recover, as its sole remedy, liquidated damages in the amount of Three Million Dollars ($3,000,000), it being agreed that in light of the nature of the transactions contemplated hereby, damages are impossible to calculate with any precision, and Buyer agrees to waive any and all defenses against such recovery based on the grounds that there is an adequate remedy for money damages available to Seller.
        19.02 Default by Seller. If Seller shall default in the performance of Seller's obligations under this Agreement in any material respect, or if, as a result of Seller's action or failure to act, the conditions precedent to Buyer's obligation to close specified in Section 9 are not satisfied and for such reason or reasons this
Agreement is not consummated, and provided that Buyer shall not then be in default in any material respect in the performance of Buyer's obligations hereunder, Buyer shall be entitled, at Buyer's sole option:
        19.02(a)        To require Seller to consummate and specifically
perform the sale in accordance with the terms of this Agreement, if necessary through injunction or other court order or process; or
        19.02(b)        By written notice to Seller, to terminate this
Agreement and to pursue any other remedies Buyer has at law or in equity or otherwise.
        19.03 Specific Performance. Seller acknowledges that the Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Seller shall fail to perform any of its obligations hereunder, and Seller therefore confirms and agrees that Buyer's right to specific performance is essential to protect the rights and interests of Buyer.  Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise, Seller hereby agrees that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.
        20.     Miscellaneous Provisions.
        20.01 Additional Actions and Documents. Each of the parties hereto agrees that it will, at any time, prior to, at or after the
Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.
        20.02 Brokers. Seller represents to Buyer that Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this
Agreement; Buyer represents to Seller that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and
Seller agrees to indemnify Buyer, and Buyer agrees to indemnify
Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party.  Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing Date without limitation as to time.
        20.03 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.
Notwithstanding the foregoing, (a) Buyer and Seller shall each pay one-half of all costs of conveyances, all notary fees, all filing and application fees to any federal, state or local agency (including the
FCC), all sales, stamp, documentary, transfer, and recording taxes and fees applicable to the transactions contemplated by this Agreement and the instruments and documents called for hereunder, and (b) Buyer shall pay all fees and expenses of the appraiser referred to in
Section 12 and all HSR Act filing fees.
        20.04 Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by overnight courier), mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex, or facsimile transmission addressed as follows:
        (i)     If to Buyer:
                United Television, Inc.
                132 S. Rodeo Drive
                Fourth floor
                Beverly Hills, California  90212-2403
                Attn.:  Mr. Evan C. Thompson
                                Chief Executive Officer/President
                Fax:    (310) 281-4855

        with a copy (which shall not constitute notice) to:
                Hogan & Hartson
                555 Thirteenth Street, N.W.
                Washington, D.C.  20004-1109
                Attn.:  Marvin J. Diamond, Esq.
                Fax:  (202) 637-5910

        (ii)    If to Seller:
                Rainbow Broadcasting Limited Partnership
                2000 Universal Studio Plaza
                Orlando, Florida  32819
                Attn.:  Mr. Joseph Rey
                Fax:    (407) 248-6510

        with a copy (which shall not constitute notice) to:
                Kaye, Scholer, Fierman, Hays & Handler, LLP
                901 15th Street, N.W.
                Washington, D.C.  20005
                Attn.:  Jason L. Shrinsky, Esq.
                Fax:  (202) 682-3580

or such other address as the addressee may indicate by written notice.
        Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
        20.05 Mail. Seller hereby authorizes and empowers Buyer from and after the Closing Date (a) to receive and open mail addressed to Seller and (b) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to the Assets or otherwise to the business currently conducted by Seller or to any of the Assumed Liabilities hereunder. Seller agrees to deliver to Buyer any mail, checks or other documents received by it pertaining to the Assets or any of the Assumed Liabilities hereunder. Buyer agrees to deliver to Seller any mail which it receives to which it is not entitled by reason of the Agreement or otherwise and to which Seller is entitled.
        20.06 Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
        20.07 Benefit and Assignment. Except as hereinafter specifically provided in this Section 20.07, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignor is Seller); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. In no event shall any assignment by Seller of its rights and obligations under this Agreement, whether before or after the Closing, release Seller from its liabilities hereunder. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder, in whole or in part, to any subsidiary of Buyer or to any entity in which the controlling shareholders of Buyer maintain control. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.
        20.08 Remedies Cumulative. Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by Seller or by Buyer of any other rights or the seeking of any other remedies against the other. Nothing contained herein shall preclude a party from seeking equitable relief, where appropriate.
        20.09 Entire Agreement; Amendment. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and the parties hereto have not relied on any statements, representations or warranties other than those set forth in this Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.
        20.10 Severability. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.
        20.11 Press Releases. All notices to third parties and other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Buyer and Seller. Prior to the Closing Date neither of the parties hereto shall act unilaterally in this regard without the prior written approval of the other, except as Seller or Buyer reasonably believes may be required by law and/or the rules and regulations of the FCC or other applicable laws.
        20.12 Headings. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.
        20.13 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, excluding the choice of law rules thereof.
        20.14 Signature in Counterparts. This Agreement may be executed in separate counterparts, neither of which need contain the signatures of both parties, each of which shall be deemed to be an original, and both of which taken together constitute one and the same instrument.
It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

        SELLER

        RAINBOW BROADCASTING
        LIMITED PARTNERSHIP

        By:     Rainbow Broadcasting Co., Inc.
        General Partner


        By:________________________


        BUYER

        UNITED TELEVISION , INC.


        By:_____________________________________


APPENDIX A


        In the event of the sale of the Station by Buyer prior to the Determination Date, the terms of this Appendix A shall govern payment of the Extra Amount, if any. If the Station is resold by Buyer to a third party (excluding, Change of Control Transactions (as hereinafter defined)) prior to the Determination Date, Seller would have the right to elect (within thirty (30) days following notice from Buyer that it has or intends to enter into an agreement with a third party for sale of the Station) either (a) to have the third party purchaser obligated to pay the Extra Amount as described and calculated pursuant to the terms of Section 8.04 of this Agreement, or (b) to receive the Extra Amount determined as follows, which amount would be payable in cash within thirty (30) days following the later of the resale date and the date of determination of Fair Market Value of the Station, as described below. If Seller fails to give Buyer notice of the election within the specified thirty (30) day period, Buyer may elect either option (a) or option (b) above as the default election:

        1. If the Station is resold by Buyer in the first year following the Closing, the Extra Amount would be 50% of the amount (if any) by which the Fair Market Value of the Station on the resale date exceeds $68.053 million, to a maximum of $17.015 million.

        2. If the Station is resold by Buyer in the second year following the Closing, the Extra Amount would be 60% of the amount (if any) by which the Fair Market Value of the Station on the resale date exceeds $73.503 million, to a maximum of $18.376 million.

        3. If the Station is resold by Buyer in the third year following the Closing, the Extra Amount would be 70% of the amount (if any) by which the Fair Market Value of the Station on the resale date exceeds $79.383 million, to a maximum of $19.846 million.

        4. If the Station is resold by Buyer in the fourth year following the Closing, the Extra Amount would be 80% of the amount (if any) by which the Fair Market Value of the Station on the resale date exceeds $85.734 million, to a maximum of $21.433 million.

        5. If the Station is resold by Buyer in the fifth year following the Closing, the Extra Amount would be 90% of the amount (if any) by which the Fair Market Value of the Station on the resale date exceeds $92.593 million, to a maximum of $23.148 million.

        For purposes of this Appendix A, Fair Market Value shall be the resale price of the Station, except that, if the Station is sold in combination with one or more other stations, the Fair Market Value shall be determined as of the resale date and shall be the average of the appraisal determined by a bona fide appraiser designated by Seller and the appraisal determined by a bona fide appraiser designated by Buyer, provided that, if such appraisals differ by more than 2%, the appraisers would jointly designate a third bona fide appraiser, and the Fair Market Value would be whichever of the first two appraisals is closest to the appraisal determined by the third appraiser. In performing the Appraisals, such appraisers shall take into consideration the additional expenditures that may be required to complete the conversion at the Station to permit or provide for digital broadcasting.

        For purposes of this Appendix A, "Change of Control
Transactions" shall include, without limitation, transfers to persons or entities controlling, controlled by or under common control with Buyer, a sale of substantially all of the assets of Buyer, or a transaction where there is a change of control of Buyer, BHC
Communications, Inc. or Chris Craft Industries, Inc.


APPENDIX B



        Anything in this Agreement to the contrary notwithstanding:

        1. The obligation of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of the additional condition that the FCC shall have issued orders in GC Docket No. 95-172 granting the applications of Rainbow Broadcasting Company for Extension of Time to Construct and for Assignment of its Construction Permit for the Station to Seller without conditions which are materially adverse to Buyer's operation of the Station (the "Docket 95-172 Orders") and such orders shall have become Final Orders, subject to subparagraph 3 of this Appendix B. The parties hereto agree that this additional condition shall be deemed to be included in Section 9 of the Agreement.

        2. This Agreement may be terminated prior to the Closing by Buyer, by written notice of termination delivered to Seller, if (i) the FCC Order and the Docket 95-172 Orders have not been issued by December 31, 1998; or (ii) the FCC issues an adverse order refusing to issue the FCC Order or either of the Docket 95-172 Orders; provided that Buyer shall not then be in material default or material breach under this Agreement; and this provision shall be deemed to be included in Section 18 of the Agreement.

        3. If the FCC issues the FCC Order and the Docket 95-172 Orders but such orders have not become Final Orders within thirty (30) days following the latest date of public notice of such three orders (the "Plus 30 Date"), Buyer shall be obligated to begin paying to Seller, at the end of each calendar month, an amount equal to the product of multiplying $60,000,000 by the greater of 0.004167 or the actual monthly yield earned by Buyer on its own invested portfolio of government securities (the "Post Grant Payments"). The Post Grant Payments would cease at the earliest of (i) the completion of the Closing, (ii) the second anniversary of the Plus 30 Date, or (iii) the termination of this Agreement. If this Agreement is terminated without a Closing having taken place, Seller shall be obligated to repay to Buyer, within thirty (30) days following such termination, an amount equal to the sum of all Post Grant Payments received by Seller (if any), plus interest of five percent (5%) compounded monthly to the date of payment, which repayment obligation shall be guaranteed by Seller and certain of its principals (with financial resources and net worths satisfactory to Buyer) in accordance with a Guaranty to be entered into on the Plus 30 Date in form and substance satisfactory to Buyer.


LIST OF EXHIBITS


Exhibit A       Assignment of Contracts and Leases

Exhibit B       Assignment of FCC Licenses

Exhibit C       Bill of Sale

Exhibit D       Assumption Agreement

Exhibit E       Intentionally Omitted

Exhibit F       Note

Exhibit G       Opinion of Seller's Counsel

Exhibit H       Opinion of Buyer's Counsel


LIST OF SCHEDULES


Schedule 2.01(a)        Real Property and Leasehold Interests

Schedule 2.01(b)        Tangible Personal Property

Schedule 2.01(c)        FCC Licenses

Schedule 2.01(d)        Intellectual Property

Schedule 2.01(e)        Station Contracts

Schedule 2.01(g)        Deposits Subject to Adjustment

Schedule 2.01(h)        Motor Vehicles

Schedule 2.02(i)        Other Excluded Assets

Schedule 3.03   Litigation

Schedule 3.04   Financial Statements

Schedule 3.05(b)        Encumbrances To be Removed Prior to Closing

Schedule 3.05(d)        Consents Required to Transfer Assets

Schedule 3.06(c)        Location of Improvements on Real Property

Schedule 3.06(d)        Lease Matters

Schedule 3.09(b)        FCC Matters

Schedule 3.12   Conflicts

Schedule 3.13   Related Parties

Schedule 3.15   Employee Benefit Plans

Schedule 3.16(b)        Environmental Matters

Schedule 3.17   Employment Agreements and Collective
        Bargaining Agreements

Schedule 3.18   Insurance

Schedule 3.19   Miscellaneous Matters

Schedule 7.02(a)        Budget Categories to Increase Minimum 5% Per Year

Schedule 14(b)  Capital Leases to be Bought Out